Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 22, 2011

with respect to the:

INDENTURE

Dated as of December 15, 1995

among

ALLEGHENY LUDLUM CORPORATION,

ALC MERGER, LLC

and

THE BANK OF NEW YORK MELLON

(as successor to The Chase Manhattan Bank (National Association)), as Trustee

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of December 22, 2011, among Allegheny Ludlum Corporation, a Pennsylvania corporation (“ALC”), ALC Merger, LLC, a Pennsylvania limited liability company (“AL”), and The Bank of New York Mellon (as successor to The Chase Manhattan Bank (National Association)), as trustee (the “Trustee”) under the Indenture referred to below. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture referred to below.

RECITALS

WHEREAS, ALC and the Trustee are party to that certain Indenture, dated as of December 15, 1995 (the “Indenture”), relating to the 6.95% Debentures due December 15, 2025 issued by ALC in original principal amount of $150,000,000, all of which are outstanding on the date hereof (the “Securities”).

WHEREAS, ALC and AL intend to execute and file Articles of Merger (the “Articles of Merger”) with the Secretary of State of the Commonwealth of Pennsylvania on or before January 2, 2012, to effect a merger of ALC with and into AL (the “Merger”), with AL continuing its limited liability company existence under Pennsylvania law under the changed name “Allegheny Ludlum, LLC”;

WHEREAS, Section 901(1) of the Indenture provides that, without the consent of any Holders, ALC, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to evidence the succession of another Person to ALC and the assumption by any such successor of the covenants of ALC therein and in the Securities;

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been all respects duly authorized; and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and ALC hereby requests the Trustee to join in the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders as follows:

ARTICLE I

REPRESENTATIONS OF ALC AND AL

Each of ALC and AL represents and warrants to the Trustee as of the date hereof as follows:

1.1. ALC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. AL is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

1.2. The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate action on the part of ALC and all necessary limited liability company action on the part of AL.

1.3. Upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania, or at such other time thereafter as is provided in the Articles of Merger (the “Effective Time”), the Merger will be effective in accordance with the law of the Commonwealth of Pennsylvania.

1.4. Immediately after giving effect to the Merger and treating any indebtedness which is an obligation of AL or becomes an obligation of ALC or a Subsidiary as a result of the Merger as having been incurred by ALC or such Subsidiary at the time of the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

1.5. No properties or assets of ALC or AL will become subject to a Lien which is not permitted by the Indenture as a result of the Merger.

ARTICLE II

ASSUMPTION

2.1. AL hereby expressly assumes the due and punctual payment of the principal of and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of ALC to be performed or observed.

ARTICLE III

EFFECTIVENESS

3.1. This Supplemental Indenture shall become effective as of the Effective Time.

ARTICLE IV

MISCELLANEOUS

4.1. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

4.2. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of ALC and AL and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

4.3 If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, in either case that is required to be included in this Supplemental Indenture or in the Indenture by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

4.4. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

4.5. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law rules of said Commonwealth; provided, however, that the rights, duties and obligations of, and the standard of care for, the Trustee shall be governed by the laws of the State of New York, without regard to the conflicts of law rules of said State.

4.6. The Section headings herein are for convenience only and will not affect the construction hereof.

4.7 This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts together shall constitute but one and the same instrument.

4.8 In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ALLEGHENY LUDLUM CORPORATION

By:	/s/ Dale G. Reid
Name:	Dale G. Reid
Title:	Executive Vice President, Finance and
Chief Financial Officer

ALC MERGER, LLC

By:	/s/ Dale G. Reid
Name:	Dale G. Reid
Title:	Executive Vice President, Finance and
Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ J. Christopher Howe
Name:	J. Christopher Howe
Title:	Senior Associate

[Signature Page to First Supplemental Indenture]